Exhibit 99.1

WILSHIRE BANCORP, INC.

CONTACT INFORMATION:

Alex Ko, EVP & CFO - (213) 427-6560

www.wilshirebank.com

Wilshire Bancorp Announces Appointment of Two New Directors

LOS ANGELES (October 4, 2011) – Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, announced today that its board of directors has appointed John R. Taylor and Craig Mautner to serve as directors of both Wilshire Bancorp and Wilshire State Bank, subject to regulatory approval.  Upon the receipt of regulatory approval, Mr. Taylor will immediately begin serving as a Class II director.  Mr. Mautner will begin serving as a Class II director in February 2012.  As Class II directors, Mr. Taylor and Mr. Mautner will be eligible for re-election by the Company’s shareholders at the 2012 annual shareholders meeting if they are nominated again by the Company’s board of directors.

John R. Taylor was a senior audit partner in KPMG LLP’s Financial Services practice based in Los Angeles prior to his retirement on September 30, 2011.  Mr. Taylor had over 38 years of public accounting experience and served numerous publicly-held banks, depository institutions, and financial services clients during his 27 years as a KPMG partner.  Mr. Taylor will serve on the Audit Committee of Wilshire Bancorp’s board of directors.

Craig Mautner is an expert in information technology and currently serves as a Senior Software Engineer at Google.  Mr. Mautner has more than 25 years of experience in the development of software, hardware, and system architecture, primarily with a consumer focus.  Throughout his career, Mr. Mautner has served as a consultant to or as a senior engineer for a multitude of successful technology companies.

“On behalf of the board of directors, I would like to welcome Mr. Taylor and Mr. Mautner to Wilshire Bancorp,” said Mr. Steven Koh, chairman of the board of directors of Wilshire Bancorp.  “Our two new directors bring valuable skills and experience in the areas of accounting and information technology.  The collective expertise that they provide will be valuable to our efforts to strengthen the oversight of the Company by the board of directors and optimize our use of technology to enhance customer service and the overall efficiency of the organization.”

Following regulatory approval of the two new appointments, Wilshire Bancorp will have 10 directors, 9 of whom will be considered to be independent.

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 24 branch offices in California, Texas, New Jersey and New York, and six loan production offices in Dallas, Houston, Atlanta, Denver, Annandale, Virginia, and Fort Lee, New Jersey, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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